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                               Summary translation

                                       of

                                SEK 1,000,000,000

                          Multicurrency Credit Facility

                                     between

                     Skandinaviska Enskilda Banken AB (publ)

                                       and

                              Incentive Treasury AB

                                  guaranteed by

                                  Incentive AB
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ss. 1

Definitions

" Facility amount"             SEK 1,000,000,000.

"LIBOR" for any Eurocurreny the interest rate published at or about 11:00 a.m. London time two banking days prior to the disbursement date as published by Telerate ("BBAIRS") page 3750.

"Floating rate"                as regards disbursements in SEK STIBOR and as
                               regards disbursements in Eurocurrencies LIBOR.

"Margin"                       0.10% per annum.

"SEK"                          Swedish kronor.

"STIBOR" the interest rate published at or about 11:00 a.m. two banking days prior to the disbursement date on the Reuter system page "SIOR".

ss. 2

Credit facility

A. The Borrower has the right to utilize the facility by giving a drawdown notice no later than 10:30 a.m. two banking days prior to the disbursement date.

B. Each tranche shall be for at least SEK 100,000,000 or the countervalue thereof in any Eurocurrency.

C. The maximum amount outstanding may not exceed SEK 1,000,000,000 or the countervalue thereof in any Eurocurrency.
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D. Drawdown shall be confirmed in writing.

E. The Borrower has the right to reduce the facility amount by SEK 100,000,000 or multiples thereof.

ss. 3

Conditions for disbursements

(1) the conditions in ss. 2A-C have been fulfilled;

(2) that the Bank has received a copy of the Guarantee;

(3) that the representations by the Borrower and the Guarantor are still correct;

(4) that the Borrower and the Guarantor are not in breach of its obligations under this Agreement or the Guarantee, respectively;

(5) that there is no Event of default as set out in ss. 13.

ss. 4

Currency

If the chosen Eurocurrency is not available for the Bank, the parties will agree on another currency and if such agreement cannot be reached the disbursement will be made in SEK.

ss. 5

Interest, Credit period, Alternative interest

A. On the repayment day for each tranche, the Borrower shall pay interest corresponding to the aggregate of the Margin and the Floating Rate.

B. Each drawdown shall have a maturity of one month, three months or such other period as have been agreed.

C. If STIBOR is not published, the interest rate shall be set according to the Bank's funding costs.
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ss. 6

Repayment.

A. The Borrower shall repay the credit on the maturity date for each tranche.

B. If the total outstanding amount at any time exceeds 110% of the total facility amount due to exchange fluctuations, the Borrower shall repay such amount so that the outstanding amount is equal to the maximum facility amount.

C. The Borrower may only prepay the facility with the consent of the Bank.

ss. 7

Record

The Bank shall keep a record of the tranches outstanding.

ss. 8

Payments, Default interest

A. The Borrower shall pay to an account designated by the Bank.

B. In case of late payment, the Borrower shall pay default interest rate at 2.20% above the Bank's funding cost.

ss. 9

Costs

A. The Borrower shall pay a commission of 0.03% per annum of the part of the total facility amount which is not utilized.

B. The Borrower shall pay the Bank's reasonable costs for enforcing the Bank's rights under this Agreement.

ss. 10

Special representation

A. The Borrower confirms
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(1) that it may perform its obligations under this Agreement;

(2) that it has not provided security for any other loan granted to itself or any other company within the Incentive group.

B. The term "loans" means loans issued on the commercial paper and bond market in Sweden or abroad or other similar loans.

C. The conditions in ss. 10a(2) and ss. 11A shall not include mortgages of real estate in connection with the acqusition of such real estate by a company within the Incentive group.

ss. 11

Special undertaking

A. The Borrower will not:

(1) grant security for its own indebtedness;

(2) grant security for indebtedness of other companies.

B. The Borrower shall at the Bank's reasonable request provide information regarding the Borrower to the Bank.

ss. 12

Change in circumstances; Increased costs

A. If it becomes illegal for the Bank to provide the facility, the Bank and the Borrower shall renegotiate to find a solution where it will be possible for the Bank to continue its commitment.

B. If the Bank due to changes in law incurs taxes or other costs, the Borrower shall at the Bank's request compensate the Bank for such taxes and costs, and the parties shall negotiate regarding alternative solutions to avoid such costs.

ss. 13
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Events of default

A. If any of the following circumstances occur, the Bank shall have the right to terminate this Agreement:

(1) Nonpayment by the Borrower.

(2) Representations in ss. 10 are incorrect.

(3) Breach of undertaking in ss. 11.

(4) Cross default.

(5) Credit event upon merger in respect of the Borrower or the Guarantor.

(6) Insolvency events.

(7) Material adverse change in the Borrower's ability to fulfill its obligations.

B. If the Bank terminates this Agreement due to circumstances mentioned in ss. 13A, the Bank shall have the right to declare all tranches outstanding immediately due and payable.

ss. 14

Limitation of the Bank's responsibility

A. The Bank is not responsible in cases of force majeure.

B. Losses to the Borrower caused by the Bank in other circumstances shall not be compensated if the Bank has acted with normal care. There will be no compensation for indirect loss.

C. If there is force majeure on the Bank's side, the Bank may delay its actions until such event has ceased to exist.
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ss. 15

Notices

ss. 16

Governing law

This Agreement shall be governed by Swedish law and shall be settled in the first instance by the District Court of Stockholm.

ss. 17

Term of the Agreement

If not terminated earlier due to the provisions of ss. 12 and ss. 13, this Agreement is valid until May 5, 1998.

         ------------------------------------

This Agreement has been made in two originals.

                    Stockholm May 7, 1997

INCENTIVE TREASURY AB

SKANDINAVISKA ENSKILDA BANKEN AB
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                                                                      Schedule 1

                                    GUARANTEE

Incentive AB guarantees the due fulfilment as a debt of its own of Incentive Treasury AB's obligations under the SEK 1,000,000,000 Credit Facility with Skandinaviska Enskilda Banken AB.

The Guarantor makes the same representation and makes the same undertakings as the Borrower in the Loan Agreement.

                    Stockholm May 7, 1997

                    INCENTIVE AB